Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of September 30, 2024 by and between WiSA Technologies, Inc., a Delaware corporation, with its principal offices in Beaverton, Oregon (hereinafter “WiSA” or the “Company”), and Stanley Mbugua, an individual and a resident of California (“Executive”).

RECITALS

A.            Executive has entered into a non-binding offer letter with the Company and does not have an employment agreement with the Company.

B.             WiSA and Executive desire to enter into this Agreement to secure the additional covenants of Executive as set forth herein and to provide the additional rights and benefits to Executive in consideration of Executive’s obligations hereunder.

AGREEMENT

NOW, THEREFORE, the parties, in consideration of the foregoing Recitals, each of which is incorporated by this reference as an essential term, the covenants, conditions and other terms hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows.

1.             Employment. WiSA shall employ Executive and Executive accepts full time employment (a) as Vice President of Finance of WiSA beginning on September 30, 2024 and ending on November 29, 2024 and (b) as Chief Accounting Officer of WiSA beginning on November 30, 2024, on the terms and conditions set forth herein.

Executive’s employment under this Agreement shall be for an unspecified term (the “Term”) on an “at will” basis. Nothing in Company’s policies, actions or this Agreement shall be construed to alter the “at will” nature of Executive’s status with Company, and Executive understands that Company may terminate Executive’s employment at any time for any reason or for no reason, provided that it is not terminated in violation of state or federal law.

2.             Duties and Responsibilities. During the Term of this Agreement, Executive shall devote substantially all of his time, energy and skills to overseeing the Company’s accounting functions (including account receivable, account payable and payroll), SEC reporting, auditor interface for quarterly review and yearly audit, tax return preparation support and such other duties as the Chief Financial Officer or Board of Directors of the Company (the “Board”) may require from time to time. Executive shall work faithfully and to the best of his ability and efforts promoting the business interests of WiSA. Executive will discharge his duties at all times in accordance with any and all policies of WiSA and will report to, and be subject to the direction of, the Chief Executive Officer of WiSA. It is understood the Executive shall also work independently with the Board of Directors as required by the Board. The Executive shall be considered a key employee of the Company.

3.             Compensation. Executive’s base annual salary upon signing this Agreement shall be $320,000. Executive’s performance shall be reviewed annually thereafter. Adjustments in salary may be made from time to time in the sole discretion of Board. Salary shall be paid in arrears in accordance with Company’s regular payroll practices and subject to applicable income and employment tax withholding and authorized deductions.

4.             Bonus Compensation.

(a)               Stay Bonus. Executive shall receive a cash bonus, subject to applicable income and employment tax withholding, of $20,000 (the “Stay Bonus”) within thirty (30) days of the timely filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2025 (the “2025 10-K”); provided, however, if Executive is not employed on the date on which the 2025 10-K is timely filed then Executive will not receive the Stay Bonus.

(b)               Performance Bonus. Executive will be eligible to participate in bonus arrangements made available to the Company’s senior management from time to time by the Board. Except as otherwise provided in this Agreement, to be eligible for payment, Executive must be employed by the Company on the date any such bonus is paid.

5.             Executive Benefits.

(a)               Vacation. Executive shall receive a minimum of twenty (20) business days of paid vacation and thereafter consistent with the Company’s vacation policy, during each year of this Agreement (pro rata). Unused vacation will carry over from one year to the next but the maximum amount of vacation, which can accrue (unused) at any one time, shall not exceed thirty (30) business days. Unused vacation will not be paid in the form of cash, except upon termination of employment.

(b)               Benefits. Executive shall be eligible to participate in any and all benefit plans maintained by the Company, subject to the eligibility requirements and other terms of such plans and programs. The benefits offered by the Company may be modified or changed at the discretion of the Company.

6.             Expenses. WiSA shall reimburse Executive for all reasonable business expenses incurred by Executive pursuant to Company policies (as adopted from time to time); provided, however, that Executive complies with any established policy and procedure for the reimbursement of such expenses, including, but not limited to, submitting an appropriate expense report.

7.             Compliance with Laws and Policies. As a Company employee, Executive agrees that he must act in conformity with the law at all times, without exception. Executive will abide by Company rules, regulations and policies as in effect from time to time, including, but not limited to those uploaded to the “Corporate Governance” section of the Company’s website (https://ir.wisatechnologies.com/corporate-governance/governance-documents).

8.             Consequences of Termination.

(a)               Termination for Cause or Resignation without Good Reason. If Executive’s employment is terminated by WiSA for “Cause” (as defined below) or Executive resigns without “Good Reason” (as defined below), then (i) WiSA shall pay the Executive his base salary, as described in Section 3 above, to the date of termination and (ii) Executive shall not be entitled to any other salary, bonus compensation or benefits after the date of termination, except the right to receive benefits that have become vested under any benefit plan or to which Executive is entitled as a matter of law. For the avoidance of doubt, if Executive’s employment is terminated by WiSA for Cause or Executive resigns without Good Reason, then none of the severance related benefits described in Section 8(b) shall be provided.

(b)               Resignation for Good Reason or Termination without Cause. The provisions of this Section 8(b) shall apply in the event Executive is either terminated by Company without Cause or Executive resigns for Good Reason and provided Executive executes, delivers and does not revoke the Company’s standard release of claims agreement within sixty (60) days of such termination of employment. If the sixty (60)-day period referenced in the preceding sentence spans two (2) taxable years, payment shall only commence in the second taxable year. For the avoidance of doubt, if the Executive ceases to provide services to the Company within twelve (12) months of a “Change in Control” (as defined below), Executive will be treated for purposes of this Section 8(b) as having been terminated by Company without Cause.

(i)	The Company will continue payment of Executive’s base salary (at the same rate existing immediately prior to his termination) for a period of six (6) months (the “Severance Period”) pursuant to the Company’s regular payroll practices and subject to applicable income and employment tax withholding and authorized deductions.

(ii)	Provided Executive is entitled to, elects to and remains eligible to continue group health, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), WiSA will continue during the Severance Period to contribute toward the cost of such coverage as if Executive were an active employee unless doing so violates applicable law or is inconsistent with the coverage arrangement.

(iii)	The Company shall pay Executive any bonus compensation otherwise due for the applicable year of termination prorated on a 365-day basis to the date of termination of employment in the year following the year to which the bonus compensation relates; provided, however, that such bonus shall be paid no earlier than January 1 nor later than March 15 of the year following the year of termination.

(iv)	Any and all unvested equity awards in Executive’s name shall immediately become fully vested and exercisable; provided, however, that regardless of the terms of any equity award agreement between the Company and Executive, absent a separate signed written agreement between Company and Executive that specifically references this provision of this Agreement, no exercise of an award that requires exercise by the Executive shall occur more than six (6) months after such termination and in no event after the expiration of such award.

(v)	In the event of Executive’s subsequent death, Company shall continue to pay and/or make available for the remainder of the Severance Period the payments and benefits not yet paid or provided pursuant to this Section 8(b), with any amounts other than COBRA continuation coverage payable to Executive’s estate.

(c)               Termination in the Event of Death or Disability. If Executive’s employment terminates due to Executive’s death or if WiSA terminates Executive’s employment due to Executive’s “Disability” (as defined below), Executive shall be treated as if terminated by the Company without Cause for purposes of this Section 8. Such payments and benefits (other than COBRA continuation coverage) shall be made to Executive’s estate or legal representative.

(d)               Suspension of Payment. Notwithstanding anything herein to the contrary, if Executive is in violation of any provision of Sections 10, 11, 12 or 13 below, WiSA shall have no obligation to make payment(s) under Section 8(b) of this Agreement if WiSA has determined in good faith that such a violation(s) has occurred or is occurring. If it is later established through arbitration or other judicial proceeding that no such violation occurred, WiSA shall agree to pay to Executive any such amount withheld from or not paid during such period to the extent consistent with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”).

(e)               No Mitigation. Executive will be under no obligation to mitigate damages by seeking other employment, and there will be no offset against the amounts due Executive under this Agreement, except as specifically provided in Section 8(d) above or for any other claims that WiSA may have against Executive and to the extent consistent with Section 409A.

(f)                Survival of Provisions. The obligations of confidentiality and assignment of inventions under Section 10 and the obligations of Confidential Information and assignment of inventions, non-solicitation and non-disparagement under Sections 10, 11, 12 and 13 hereof shall survive the termination of this Agreement for any reason.

9.             Change in Control. If there is a Change in Control of WiSA, any and all unvested equity awards in Executive’s name shall immediately become fully vested and exercisable; provided, however, that regardless of the terms of any equity award agreement between the Company and Executive, absent a separate signed written agreement between Company and Executive that specifically references this provision of this Agreement, no exercise of an award that requires exercise by the Executive shall occur more than six (6) months after such termination and in no event after the expiration of such award.

10.           Confidential Information and Assignment of Inventions.

(a)               Executive will not disclose to a third party or use for his personal benefit confidential information of WiSA. “Confidential Information” means any information used or useful in WiSA’s business that is not generally known outside of WiSA and that is proprietary to WiSA relating to any aspect of WiSA’s existing or reasonably foreseeable business that is disclosed to Executive or conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to: product designs including drawings and sketches, manufacturing materials, plant layouts, tooling, sales marketing plans or proposals, customer information, customer lists, raw material sources, manufacturing processes, price, financial, accounting and cost information, clinical data, administrative techniques and documents and information designated by WiSA as “Confidential.” Executive shall also comply with the terms of any Confidentiality Agreement by which WiSA is bound to a third party as well as the Company’s Confidential Information and Invention Assignment Agreement.

(b)               Executive grants to WiSA the exclusive ownership of all reports, drawings, blueprints, data writings and technical information made by Executive alone or with others during the term of his employment, whether or not made or prepared in the course of his employment, that relate to apparatus, compositions of matter or methods pertaining to WiSA business. Executive acknowledges that all such reports, drawings, blueprints, data writings and technical information are the property of WiSA.

(c)               Executive will promptly disclose to WiSA in writing all inventions and proprietary information that he alone or with others conceives, generates or reduces to practice, during or after working hours, while an employee of WiSA and for six (6) months following Executive’s termination of employment with respect to work performed by Executive for WiSA. All such inventions and proprietary information shall be the exclusive property of WiSA and are assigned to WiSA. This Agreement shall not apply to any invention for which no equipment, supplies, facility or trade secret information of WiSA was used, and that was developed entirely on Executive’s time, and (i) that does not relate (1) directly to the business of WiSA or (2) to WiSA’ actual or demonstrably anticipated research or development or (ii) that does not result from any work performed by Executive for WiSA.

(d)               At WiSA’s expense, Executive shall give WiSA all assistance it reasonably requires to perfect, protect and use its rights to inventions and proprietary information. In particular, but without limitation, Executive will sign all documents, do all things and supply all information that WiSA may deem necessary or desirable to (i) transfer or record the transfer of Executive’s entire right, title and interest in inventions and proprietary information and (ii) enable WiSA to obtain patent, copyright or trademark protection for inventions anywhere in the world. Executive understands that the provisions of this Section 10 do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A).

11.           Non-Competition. During the Term, Executive shall not, directly or indirectly, either as an Executive, consultant, agent, principal, partner, stockholder (except in a publicly held company), corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the then current or anticipated business of WiSA.

12.           Non-Solicitation. During the Term of his employment with WiSA and any Severance Period, and for a period of one (1) year after termination of such employment or end of any Severance Period, whichever is later, Executive will not, directly or indirectly, solicit, hire or otherwise engage, on his own behalf or on behalf of another person or entity, the services of any person who is an employee of WiSA.

13.           Non-Disparagement. During and after the termination or expiration of this Agreement, Executive shall not make any negative or disparaging remarks or comments (either oral or written) about WiSA, its affiliated or related companies or any of the foregoing entities directors, officers, employees, agents, services or products, and WiSA agrees not to make any negative or disparaging remarks or comments (either oral or written) about Executive. Notwithstanding the foregoing, each of the parties is entitled accurately to describe their past relationship to potential employers, partners or affiliates of Executive or potential partners or affiliates of WiSA.

14.           Protected Disclosures. Under the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (a) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of WiSA to make any such whistleblower reports or disclosures and is not required to notify WiSA that he has made such whistleblower reports or disclosures. Furthermore, nothing in this Agreement prohibits or restricts Executive from making other reports protected by law, including filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local laws, and it does not limit Executive’s ability to communicate with any government agency, entity or organization, make disclosures or otherwise participate in any investigation or proceeding that may be conducted by any government agency, entity or organization.

15.           Arbitration.

(a)               To the maximum extent permitted by law, any controversy between WiSA and Executive involving the construction or application of any of the terms, provisions or conditions of this Agreement or the breach thereof shall be settled by final and binding arbitration by a single arbitrator to be held in Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law, including injunctions.

(b)               Notwithstanding anything to the contrary in the AAA Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the Parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Discrimination Claim”), or where otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Discrimination Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

(c)               The decision of the arbitrators will be final, conclusive and binding on the Parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

16.           Certain Definitions. For purposes of this Agreement, the following terms will have the meaning set forth below.

(a)               Cause. “Cause” means that Executive has: (i) committed an act of dishonesty, fraud or breach of trust involving the business of WiSA; (ii) willfully failed to follow any material policy or material instructions of WiSA, his or her supervisor or its Chief Executive Officer provided such are lawful and not a violation of public policy; (iii) been indicted for or convicted of any felony; (iv) engaged in any gross misconduct, such as sexual harassment, material violations of applicable law or defalcations in the performance of or in connection with the Executive’s duties or employment by WiSA; or (v) otherwise breached material obligations under this Agreement.

(b)               Change in Control. “Change in Control” means any of the following events: (i) the acquisition by any individual, entity or group (a “Person”) within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then-outstanding shares of Common Stock plus any other outstanding shares of stock of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the Company and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or (ii) a change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board within any 365-day period (and for this purpose, any individual whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board); or (iii) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries or a sale or other disposition of substantially all of the assets of the Company or a material acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”) if: (1) the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the company resulting from such Business Combination; or (2) a Person beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of stock of the company resulting from such Business Combination; or (3) members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the company resulting from such Business Combination; or (iv) the approval by the shareholders (or in the case of (iv)(1) the Board) of the Company of: (1) a complete liquidation or dissolution of the Company; (2) any merger/consolidation/recap in which Company not survivor; or (3) upon the Company’s insolvency, general assignment for the benefit of creditors or the commencement by or against the Company of any action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Company’s debts under any law relating to bankruptcy, insolvency or reorganization, or relief of debtors, or seeking appointment of a receiver other similar official for the Company or for all or any substantial part of the Company’s assets.

(c)               Disability. “Disability” means that Executive satisfies the conditions to be eligible for benefits under the disability plan maintained by WiSA, whether or not Executive is then covered by such plan.

(d)               Good Reason. “Good Reason” means WiSA, without Executive’s consent: (i) during the Term of his employment at WiSA, requires a material change in the geographic location at which Executive must perform services; or (ii) a substantial change in Executive’s duties and responsibilities; or (iii) at any time reduces Executive’s base compensation following a Change in Control; or (iv) at any time otherwise materially breaches its obligations under this Agreement; provided, however, that such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (1) the Executive gives WiSA written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (2) WiSA fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive terminates his employment within six (6) months following the end of the Cure Period.

17.           Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent (i) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with his termination of employment with WiSA constitute deferred compensation subject to Section 409A and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earlier of (1) the date that is immediately following the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) from WiSA or (2) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Executive or his beneficiary in one lump sum (without interest).

Each installment of any payments provided hereunder shall constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such reimbursement or benefit in one calendar year shall not affect any reimbursement or benefit in any other taxable year, in no event shall any such reimbursement or benefit be provided after the last day of the calendar year following the calendar year in which Executive incurred such expense and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

18.           Miscellaneous.

(a)               Entire Agreement. This Agreement, and any other agreement specifically referenced herein, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes, merges and voids all previous agreements, representations and warranties, written or oral, between the parties with respect to such subject matter. All other prior employment-related agreement(s) between Executive and WiSA are hereby terminated and of no further force or effect. Except as otherwise provided herein to Executive’s benefit, this Agreement shall not amend, modify, supersede or otherwise affect the terms of any equity award agreement(s), stock sale or sale restriction agreement(s) and any confidentiality, non-disclosure, non-competition and inventions agreement(s) to which Executive is a party with WiSA.

(b)               No Oral Modifications. This Agreement may only be modified in a writing signed by the Executive and an officer of WiSA expressly authorized by WiSA to modify this Agreement.

(c)               Personal Agreement. This Agreement shall be binding upon and inure to the benefit of WiSA. This Agreement shall be binding upon Executive, his heirs and personal and legal representative. This Agreement may not be assigned by Executive.

(d)               No Waiver. No failure by either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy. The covenants and agreements set forth herein may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.

(e)               Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, other than the payment of money for the Executive’s’ Term of employment, were not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. In the event of any breach or threatened breach, Executive acknowledges that damages will be insufficient remedy to WiSA in the event of a violation of Section 10, 11, 12 and/or 13 of this Agreement, and in the event of such breach or threatened breach of this Agreement, WiSA shall be entitled to seek injunctive relief, without the necessity of posting bond, through a court of competent jurisdiction to enforce the provisions of such Sections in addition to any other rights or remedies available to WiSA.

(f)                Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the Company or to which the Company assigns the Agreement by operation of law or otherwise.

(g)               Survival. Notwithstanding any contrary provision of this Agreement, upon termination or expiration of this Agreement for any reason, the covenants and obligations set forth in Sections 6, 7, 8 (including the applicability thereto of Sections 3 and 4), 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement or Executive’s employment hereunder until such covenants and agreements are fully satisfied and require no further performance or forbearance, or the rights of a party expire on the specific date by the terms hereof.

(h)               Adjustment of Restrictions. If any provision of Sections 10, 11, 12 and/or 13 of this Agreement is found by a court or arbitrator to be unenforceable under applicable law because one or more provisions are over broad or otherwise not enforceable in the form as set forth herein, then the court or arbitrator shall have the power to revise the terms of this Agreement to the extent necessary to make the provisions hereof enforceable.

(i)                 Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to the conflicts of law provisions of any jurisdiction that would cause this Agreement to be governed by the laws of any jurisdiction other than those of the State of California.

(j)                 Counterparts and Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement and any schedules and exhibits hereto, if any, may be executed and delivered by facsimile signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

(k)               Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS OF THIS AGREEMENT, the parties have signed below.

EXECUTIVE

/s/ Stanley Mbugua		Dated: September 30, 2024

WiSA TECHNOLOGIES, INC.

/s/ Brett Moyer		Dated: September 30, 2024
By:	Brett Moyers
Its:	Chief Executive Officer

EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870(a)

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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